Exhibit 23.3

CONSENT

We consent to the use in this Registration Statement on Form S-1 of Capitol Acquisition Corp. (“Issuer”) of references to the valuation our Firm prepared relating to the sponsors’ warrants to be issued to the Issuer’s officers, directors, special advisors and certain of their affiliates in a private placement to occur simultaneously with the consummation of the Issuer’s initial public offering. We also consent to the reference of our Firm in the Registration Statement.

/s/ EarlyBirdCapital, Inc.

EarlyBirdCapital, Inc.

New York, New York

November 2, 2007